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Exhibit 10.17

FIRST AMENDMENT TO LEASE

        THIS FIRST AMENDMENT TO LEASE (the "Amendment") is made of the 1st day of October, 2004 (the "Effective Date of this Amendment"), by and between CONEXANT SYSTEMS, INC., a Delaware corporation ("Landlord"), and Newport Fab, LLC, a Delaware limited liability company, doing business as JAZZ SEMICONDUCTOR, LLC ("Tenant"), with respect to the following:

RECITALS

        A.    Landlord is the landlord and Tenant is the tenant pursuant to that certain written Lease dated March 12, 2002, by and between Landlord, as landlord, and SpecialtySemi Inc. ("Original Tenant"), as tenant (the "Lease"). The Lease covers certain premises (the "Leased Premises") known as Buildings 503 and 505 and as El Capitan located at 4321 Jamboree Road, Newport Beach, California (collectively, the "Building"). Tenant has succeeded to the interests of Original Tenant under the Lease.

        B.    Tenant desires to lease from Landlord certain additional space in the Building as more particularly depicted on Attachment A hereto (the "Additional Space"), and Landlord is willing to consent thereto, but only on the terms and conditions set forth in this Amendment.

AGREEMENT

        NOW, THEREFORE, IN CONSIDERATION OF the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

        1.    Capitalized Terms.    Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lease.

        2.    Leasing of Additional Space.

          a.     From and after the Effective Date of this Amendment, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Additional Space for the term, at the rental and upon all of the conditions and agreements described herein.

          b.     Unless otherwise provided in this Amendment or required by the context of the Lease as amended hereby, from and after the Effective Date of this Amendment through the Lease Expiration Date, Section 1.1(v) of the Lease is hereby amended to read in its entirety as follows:

      The term "Leased Premises" shall mean certain interior space in the building outlined on Exhibit "B" hereto consisting of approximately (i) 296,032 rentable square feet as of the Effective Date, (ii) 311,207 rentable square feet as of April 2, 2005 and (iii) 311,687 rentable square feet as of May 1, 2005. The parties acknowledge and agree that the total building square footage is 330,430.

          c.     Exhibit B to the Lease is amended by including therein the depiction of the Additional Space attached to this Amendment as Attachment A.

        3.    Commencement Date.    The commencement date of the Lease with respect to the Additional Space is the Effective Date, from and after which Tenant shall observe or perform, with respect to the Additional Space, all obligations of Tenant with respect to the Leased Premises pursuant to the Lease as amended hereby.

        4.    Tenant's Pro Rata Share.    Section 1.1(bb) of the Lease is here replaced in its entirety with the following: "The term "Tenant's Pro Rata Share' shall mean the percentage obtained by dividing the number of rentable square feet in the Leased Premises by the number of rentable square feet in the Building, at the time of calculation. As of the Effective Date of this Amendment, such percentage is 90% and as of May 1, 2005, it is 94%. In the event that any portion of the Property is sold by Landlord, or the rentable square footage of the Leased premises or the Building is otherwise changed, tenant's pro Rata Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate Tenant's Pro Rata Share of all tenants, occupants, and/or licensees of the Building shall equal 100%. Notwithstanding the foregoing, (1) 'Tenant's Pro Rata Share' of property taxes as described in paragraph (1)(n)(i) above shall mean 100%, (2) 'Tenant's Pro Rata Share' of any Common Area maintenance costs shall mean 84% as of May 1, 2005 and (3) 'Tenant's Pro Rata Share' of electricity shall mean 87% as of November 1, 2002 and 88.4% as of November 15, 2004 and gas shall mean 89% as of August 1, 2003 and 99% as of November 15, 2004."

        5.    Water.    The first sentence of Section 3.2 of the Lease is hereby amended by replacing the number "17%" with "13%" as of August 1, 2003 and with "1%" as of November 15, 2004.

        6.    Insurance.    Section 9.1(a)(ii) of the Lease is hereby amended by replacing the phrase "for the full actual replacement cost thereof" with the phrase "in an amount equal to at least Two Hundred Fifty Million Dollars ($250,000,000) on a replacement cost basis." Tenant agrees that in consideration of this change, if Tenant incurs damages in excess of this amount, Tenant will indemnify, defend and hold harmless Landlord and the Landlord Parties from such damages.

        7.    Brokers.    Tenant represents that no broker, agent or finder has any claim under, by or through Tenant for a commission or fee in connection with the Additional Space.

        8.    Lease in Effect.    Landlord and Tenant acknowledge and agree that the Lease, except as amended by this Amendment, remains unmodified and in full force and effect in accordance with its terms.

        9.    Entire Agreement.    This Amendment embodies the entire understanding between Landlord and Tenant with respect to the subject matter hereof and can be changed only by an instrument in writing executed by both Landlord and Tenant.

        10.    Conflict of Terms.    In the event that there is any conflict or inconsistency between the terms and conditions of the Lease and those of this Amendment, the terms and conditions of this Amendment shall control and govern the rights and obligations of the parties.

        IN WITNESS WHEREOF, the undersigned have entered into this Amendment to be effective as of the date first above written.

LANDLORD:		TENANT:
CONEXANT SYSTEMS, INC., a Delaware corporation		Newport Fab, LLC, a Delaware limited liability company, dba Jazz Semiconductor, LLC
By:	/s/ K. K. PETRY	By:	/s/ CHANG-OU LEE
Name:	Kerry K. Petry	Name:	Dr. Chang-Ou Lee
Title:	VP & Treasurer	Title:	Vice President & C.O.O.

Attachment A

Floor Plan of Additional Space

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  Exhibit 10.17
FIRST AMENDMENT TO LEASE
RECITALS
AGREEMENT